Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-68118 and 333-41660) pertaining to the 1998 Stock Plan of Pain Therapeutics, Inc. of our report dated January 16, 2004, with respect to the 2003 financial statements of Pain Therapeutics, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/    Ernst & Young LLP

Palo Alto, California

March 10, 2003